Exhibit 99.1

Omeros Corporation Reports Second Quarter 2025 Financial Results

– Conference Call Today at 4:30 p.m. ET

SEATTLE, WA – August 14, 2025 – Omeros Corporation (Nasdaq: OMER) today announced recent highlights and developments as well as financial results for the second quarter ended June 30, 2025, which include:

●     Net loss for the second quarter of 2025 was $25.4 million, or $0.43 per share, compared to a net loss of $56.0 million, or $0.97 per share for the second quarter of 2024. For the six months ended June 30, 2025, our net loss was $58.9 million, or $1.01 per share, compared to a net loss of $93.2 million, or $1.60 per share in the corresponding prior year period. The reduction in net loss from the prior year quarter was primarily related to narsoplimab drug substance manufacturing expenses incurred in the prior year quarter.

●     At June 30, 2025, we had $28.7 million of cash and short-term investments. On July 28, 2025, we received $20.6 million in cash proceeds net of offering expenses from Polar Asset Management Partners in exchange for 5,365,853 shares of our common stock sold in a registered direct offering at a price of $4.10 per share, representing a 14 percent premium to the closing price of our common stock on the day of pricing.

●     In March 2025, we resubmitted to the U.S. Food and Drug Administration (“FDA”) our Biologics License Application (“BLA”) seeking regulatory approval for narsoplimab in hematopoietic stem cell transplant-associated thrombotic microangiopathy (“TA-TMA”). The resubmission was accepted for review by FDA as a class 2 resubmission and, pursuant to the Prescription Drug User Fee Act (“PDUFA”), was assigned an initial target action date for the FDA decision of September 25, 2025. Following the submission of information in response to an information request from FDA, the Agency informed the Company that the PDUFA date has been extended to December 26, 2025. FDA stated that, assuming no major deficiencies are identified during its review, labeling discussions are planned to begin no later than October 2025. We continue to work with FDA as it advances its review process. To date, all analyses requested by FDA as part of its review have been consistent with and have provided statistically significant support of narsoplimab’s benefit demonstrated in the analyses submitted as part of the BLA resubmission.

●     In June 2025, we submitted our marketing authorization application (“MAA”) for narsoplimab in TA-TMA to the European Medicines Agency (“EMA”). EMA has completed validation of the MAA, which confirms that the submission is accepted and starts the formal review process by EMA’s Committee for Medicinal Products for Human Use. We expect the committee to render its opinion on the MAA in mid-2026.

●     On May 14, 2025, we completed a transaction with certain holders of our convertible senior notes due February 15, 2026 (the “2026 Notes”) in which we exchanged $70.8 million aggregate principal amount of 2026 Notes on a one-for-one basis for newly issued convertible senior notes due on June 15, 2029 (the “2029 Notes”). Also, on May 12, 2025, we entered into an equitization transaction whereby two affiliated holders agreed to convert an additional $10.0 million principal amount of 2026 Notes into shares of our common stock at prices determined based in part on the closing price of the Company’s common stock on May 9, 2025 and in part based on the 20-day VWAP applicable to each tranche conversion date, subject to a floor conversion price.

● After giving effect to these transactions, the aggregate principal balance of our 2026 Notes was reduced from $97.9 million to $17.1 million. These transactions eliminated the need for us to make a $20.0 million prepayment of our outstanding secured term debt along with a $1.0 million prepayment premium, which, under our Credit and Guaranty Agreement, would have been required to be paid in November 2025 to avoid accelerated maturity of the entire term debt balance.

●     As previously disclosed, we are in discussions regarding potential asset acquisition and/or licensing agreements in connection with certain of our clinical assets. The most advanced of these discussions relates to an agreement with a potential multi-billion total transaction value exclusive of royalties. Upon closing this transaction, we would expect to receive an upfront cash payment that would (1) provide for the repayment in full of the $67.1 million term loan outstanding under our Credit and Guaranty Agreement, as well as related prepayment premiums, (2) allow for repayment at or prior to maturity of the $17.1 million remaining principal balance of our 2026 Notes, and (3) provide sufficient additional capital for more than 12 months of post-closing operations. We expect this transaction would also include near- and longer-term milestones that could provide substantial additional capital and, if regulatory approval is obtained, sales-based milestones and royalties from commercial sales. The Company can provide no assurance that any such transaction will be consummated on favorable terms or at all.

“During the second quarter, we significantly improved our balance sheet, reducing our near-term debt by more than $100 million and adding new capital from a long-horizon investor through an equity financing with Polar Asset Management,” said Gregory A. Demopulos, M.D., Omeros’ Chairman and Chief Executive Officer. “Working closely with FDA, we continue preparing for the anticipated approval and subsequent launch of narsoplimab in TA-TMA, an indication with an increasingly large and recognized unmet need for which there is no approved treatment. NIDA has committed to continue funding our PDE7 inhibitor program OMS527, which is being developed to become the first therapeutic for cocaine use disorder and potentially for addictive and compulsive disorders broadly. Our OncotoX-AML program remains on track to enter the clinic in the next 18-24 months and all data generated with the lead compound look promising, showing marked improvement over the current AML standard of care. Currently paused to prioritize narsoplimab, our lead MASP-3 inhibitor zaltenibart and our long-acting MASP-2 inhibitor OMS1029 stand ready to initiate Phase 3 and Phase 2 clinical trials, respectively. With substantial industry interest across our assets, partnering discussions continue advancing, and we see a number of potential value-driving milestones lining up nicely throughout the remainder of 2025 and into 2026.”

Second Quarter and Recent Developments

●     Recent developments regarding narsoplimab, our lead monoclonal antibody targeting mannan-binding lectin-associated serine protease-2 (“MASP-2”), include the following:

● We expect to be well-positioned to drive demand in our highest-priority transplant centers upon the anticipated approval of narsoplimab for TA-TMA. These centers are already actively monitoring for signs and symptoms of TA-TMA and their transplant physicians are familiar with narsoplimab and its clinical profile. We’re executing a phased onboarding of hematology-experienced sales professionals so that we can first reach the highest-volume transplant centers and expand more broadly over time. Our sales leadership is currently in active discussions with top-tier candidates with deep expertise in transplant and rare hematologic diseases. Many of these candidates have been closely following narsoplimab’s development and are enthusiastic to launch a product with the potential to significantly improve outcomes and save patients’ lives.

● We are engaging in pre-approval information exchanges with hospital formulary decision-makers and payers in support of their planning for coverage and reimbursement ahead of narsoplimab’s anticipated approval. Feedback has been highly encouraging – stakeholders recognize the strong clinical safety and efficacy data for narsoplimab and are eager for an approved treatment option that avoids the risks associated with off-label C5 inhibitors.

● Two manuscripts detailing narsoplimab’s safety and survival benefits in high-risk TA-TMA patients have been submitted for publication in premier peer-reviewed journals. The first, already accepted for publication, assesses survival in both adults and children treated with narsoplimab under Omeros’ expanded access program; the other is under review and compares survival of adult TA-TMA patients treated with narsoplimab in the completed pivotal trial of narsoplimab and Omeros’ expanded access program to a well-matched external control.

● A retrospective single center case-control study was published last month in the American Journal of Hematology highlighting the association of the C5 inhibitor eculizumab with increased rates of infection and infection-related mortality in pediatric TA-TMA patients. The study found that pediatric patients treated with eculizumab had significantly higher infection rates and infection-related mortality. Specifically, bacteremia infections were 8.5-fold higher, and estimated one‑year infection-related mortality was sixfold higher.

●     Recent developments regarding OMS527, our phosphodiesterase 7 (“PDE7”) inhibitor program focused on addictions and compulsive disorders as well as movement disorders, include:

● The Company was previously awarded a grant from the National Institute on Drug Abuse (“NIDA”), part of the National Institutes of Health, to develop, at NIDA’s request, its lead orally administered phosphodiesterase 7 (“PDE7”) inhibitor compound for the treatment of cocaine use disorder. NIDA awarded the grant to us for a total of $6.24 million over three years, of which the Company has claimed and received $1.5 million of funding to date. The grant is intended to support (i) preclinical cocaine interaction/toxicology studies to assess safety of the therapeutic candidate in the presence of concomitant cocaine administration and (ii) an in-patient, placebo-controlled clinical study evaluating the safety and effectiveness of OMS527 in adult cocaine users who receive concurrent intravenous cocaine. The preclinical studies, designed by NIDA toxicologists, have been successfully completed with no safety findings and provide drug-interaction safety data in support of the planned in-patient human study of OMS527 in cocaine users. FDA has requested that the Company provide additional preclinical information prior to initiating the clinical in-patient study in cocaine users, which we target for the first part of 2026.

●     Recent developments regarding our oncology platform comprising signaling-driven immunomodulators, oncotoxins, and an adoptive T-cell technology combined with an immunostimulator, include:

● We have continued to advance IND-enabling work in our OncotoX biologics program focused on acute myeloid leukemia (“AML”). We have limited the scope of these recent efforts in order to preserve available capital for use in other programs. We estimate that our OncotoX-AML therapeutic could enter the clinic in 18-24 months.

● We expect to draw on the resources of our recently established Oncology Clinical Steering Committee to advance development of Omeros’ OncotoX-AML program. The clinical steering committee is composed of leaders in AML treatment and research at the premier cancer centers across the United States and its members are expected to share insights and help guide development of our potential AML therapeutic. In both in vivo – in immunocompromised mice with human tumors – and in vitro models with human cell lines, our OncotoX-AML therapeutic has consistently demonstrated superior efficacy to current AML standard of care treatments. OncotoX-AML shows broad application across AML regardless of genetic mutation including TP53, NPM1, KMT2A, and FLT3.

Financial Results

Net loss for the second quarter of 2025 was $25.4 million, or $0.43 per share, compared to a net loss of $56.0 million, or $0.97 per share for the second quarter of 2024. For the six months ended June 30, 2025, our net loss was $58.9 million, or $1.01 per share, compared to a net loss of $93.2 million, or $1.60 per share in the prior year period. The prior year quarter included cash outlays related to manufacturing of narsoplimab drug substance.

At June 30, 2025, we had $28.7 million of cash and short-term investments. Pursuant to a covenant in the Credit Agreement entered into on June 3, 2024 in relation to our secured term debt, we must maintain $25.0 million of unrestricted cash, cash equivalents, and short-term investments at all times.

On July 28, 2025, we received $20.6 million in cash proceeds net of offering of expenses from Polar Asset Management Partners in exchange for 5,365,853 shares of our common stock in a registered direct offering at a price of $4.10 per share, representing a 14 percent premium to the closing price of our common stock on the day of pricing. Additionally, we have an at-the-market equity offering facility through which we may, from time to time, offer and sell shares of our common stock for aggregate gross proceeds of up to $150.0 million (the “ATM Facility”). Subsequent to June 30, 2025 and through August 14, 2025, we have received $2.1 million in gross proceeds from sales of common stock through the ATM Facility.

For the second quarter of 2025, we earned OMIDRIA royalties of $8.6 million on Rayner Surgical Inc.’s (“Rayner”) U.S. net sales of $28.6 million. This compares to earned OMIDRIA royalties of $10.9 million during the second quarter of 2024 on U.S. net sales of $36.4 million. Per the terms of our original 2022 and amended 2024 agreements with DRI Health Acquisition LP, (“DRI”), all U.S. based royalties through 2031 are remitted from Rayner to DRI through an escrow agent.

Total operating expenses for the second quarter of 2025 were $32.4 million compared to $59.2 million for the second quarter of 2024. The $26.8 million decrease was primarily driven by two factors: first, the prior-year quarter included $17.6 million in cash outlays related to the manufacturing of narsoplimab drug substance and, second, we temporarily suspended or paused certain activities and programs to prioritize available capital to support the commercial launch of narsoplimab following its anticipated FDA approval and the completion of some of our ongoing clinical trials.

Interest expense during the second quarter of 2025 was $15 thousand compared to $9.2 million during the prior year quarter. The $9.2 million decrease was due to a non-cash remeasurement adjustment of our OMIDRIA royalty obligation to DRI to reflect changes in royalty estimates from Rayner.

During the second quarter of 2025, we earned $1.2 million in interest and other income compared to $3.2 million in the second quarter of 2024. The difference is primarily due to lower cash and investments available to invest in the current quarter.

As a result of the exchange of our 2026 Notes for 2029 Notes which occurred in May 2025, we realized a $3.0 million non-cash loss on extinguishment of our convertible senior notes. The extinguishment reflects marking-to-market the 2029 Notes and the expensing of capitalized debt issuance costs on the retired portion of the 2026 Notes.

Net income from discontinued operations, net of tax, was $0.5 million, or $0.01 per share, in the second quarter of 2025 compared to $9.1 million, or $0.15 per share, in the second quarter of 2024. The decrease was primarily attributable to a non-cash remeasurement of our OMIDRIA contract royalty asset in the current quarter to reflect changes in royalty estimates from Rayner.

Conference Call Details

Omeros’ management will host a conference call and webcast to discuss the financial results and to provide an update on business activities. The call will be held today at 1:30 p.m. Pacific Time; 4:30 p.m. Eastern Time.

For online access to the live webcast of the conference call, go to Omeros’ website at https://investor.omeros.com/upcoming-events.

To access the live conference call via phone, participants must register at the following URL https://register-conf.media-server.com/register/BIe1b36a1da79e432bb711ec0c671f37fa to receive a unique PIN. Once registered, you will have two options: (1) dial in to the conference line provided at the registration site using the PIN provided to you, or (2) choose the “Call Me” option, which will instantly dial the phone number you provide. Should you lose your PIN or registration confirmation email, simply re-register to receive a new PIN.

A replay of the call will be made accessible online at https://investor.omeros.com/archived-events.

About Omeros Corporation

Omeros is an innovative biopharmaceutical company committed to discovering, developing, and commercializing first-in-class small-molecule and protein therapeutics for large-market and orphan indications targeting immunologic disorders, including complement-mediated diseases and cancers, as well as addictive and compulsive disorders. Omeros’ lead MASP-2 inhibitor narsoplimab targets the lectin pathway of complement and is the subject of a biologics license application under review by FDA and EMA for the treatment of hematopoietic stem cell transplant-associated thrombotic microangiopathy. Omeros’ long-acting MASP-2 inhibitor OMS1029 has successfully completed Phase 1 single- and multiple-ascending dose clinical studies. OMS906, Omeros’ inhibitor of MASP-3, the key activator of the alternative pathway of complement, is in clinical development for paroxysmal nocturnal hemoglobinuria and complement 3 glomerulopathy. Funded by the National Institute on Drug Abuse, Omeros’ lead phosphodiesterase 7 inhibitor OMS527 is in clinical development for the treatment of cocaine use disorder. Omeros also is advancing a broad portfolio of novel cellular and molecular immuno-oncology programs. For more information about Omeros and its programs, visit www.omeros.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which are subject to the “safe harbor” created by those sections for such statements. All statements other than statements of historical fact are forward-looking statements, which are often indicated by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “goal,” “intend,” “likely,” “look forward to,” “may,” “objective,” “plan,” “potential,” “predict,” “project,” “should,” “slate,” “target,” “will,” “would,” and similar expressions and variations thereof. Forward-looking statements, including statements regarding the anticipated review process and timing of regulatory action on our BLA for narsoplimab in the United States and/or the marketing authorization application for narsoplimab in Europe, prospects for obtaining FDA or EMA approval of narsoplimab in any indication and for successful commercial launch following any such approval, plans and expectations regarding the initiation, resumption and conduct of preclinical and clinical studies, including the availability of data therefrom, our ability to consummate licensing, partnering or other transactions and the benefits, if any, we would receive from any such transactions, and expectations regarding the sufficiency and availability of our capital resources to fund current and planned operations, including the potential commercialization of narsoplimab if it is approved by FDA or the EMA, are based on management’s beliefs and assumptions and on information available to management only as of the date of this press release. Omeros’ actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including, without limitation, unfavorable or unexpected regulatory conclusions or interpretations related to the clinical data, external registry data, statistical analyses or other information and data included in the narsoplimab BLA, inability to respond satisfactorily to information requests during regulatory review of the narsoplimab BLA or MAA, potential differences between the diagnostic criteria used in our pivotal trial and in the external registry, and whether FDA and the EMA determine the registry used in our statistical analysis is sufficiently representative of TA-TMA patients, unanticipated or unexpected outcomes or requirements of regulatory processes in relevant jurisdictions, our financial condition and results of operations, including our ability to raise additional capital for our operations or complete other transactions on favorable terms or at all, regulatory processes and oversight, challenges associated with manufacture or supply of our products to support clinical trials, regulatory inspections and/or commercial sale following any marketing approval, changes in reimbursement and payment policies by government and commercial payers or the application of such policies, intellectual property claims, competitive developments, litigation, and the risks, uncertainties, and other factors described under the heading “Risk Factors” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 31, 2025. Given these risks, uncertainties, and other factors, you should not place undue reliance on these forward-looking statements, and we assume no obligation to update these forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

Contact:

Jennifer Cook Williams

Cook Williams Communications, Inc.

Investor and Media Relations

IR@omeros.com

OMEROS CORPORATION

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands, except share and per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024

Costs and expenses:
Research and development	$22,009	$45,349	$45,855	$72,119
Selling, general and administrative	10,345	13,808	21,468	26,072
Total costs and expenses	32,354	59,157	67,323	98,191
Loss from operations	(32,354)	(59,157)	(67,323)	(98,191)
Interest expense	(15)	(9,215)	(3,669)	(17,446)
Interest and other income	1,241	3,247	2,363	6,662
Loss on early extinguishment of convertible senior notes	(2,968)	—	(2,968)	—
Gain on change in fair value of financial instruments	8,207	—	8,142	—
Net loss from continuing operations	(25,889)	(65,125)	(63,455)	(108,975)
Net income from discontinued operations, net of tax	465	9,084	4,571	15,750
Net loss	$(25,424)	$(56,041)	$(58,884)	$(93,225)

Basic net income (loss) per share:
Net loss from continuing operations	$(0.44)	$(1.12)	$(1.09)	$(1.87)
Net income from discontinued operations	0.01	0.15	0.08	0.27
Net loss	$(0.43)	$(0.97)	$(1.01)	$(1.60)

Weighted-average shares used to compute basic net income (loss) per share	58,585,083	57,944,016	58,323,586	58,374,716

OMEROS CORPORATION

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

(In thousands)

	June 30,	December 31,
	2025	2024
Assets
Current assets:
Cash and cash equivalents	$1,904	$3,400
Short-term investments	26,840	86,732
OMIDRIA contract royalty asset, short-term	28,221	29,083
Receivables	6,276	7,739
Prepaid expense and other assets	6,406	7,166
Total current assets	69,647	134,120
OMIDRIA contract royalty asset	114,735	124,266
Right of use assets	12,894	14,961
Property and equipment, net	2,239	2,678
Restricted investments	1,054	1,054
Total assets	$200,569	$277,079

Liabilities and shareholders’ deficit
Current liabilities:
Accounts payable	$8,838	$5,905
Accrued expenses	26,277	26,005
OMIDRIA royalty obligation	19,596	20,645
Convertible senior notes, net	17,017	—
Term debt	—	21,000
Share-settled liability	7,627	—
Lease liabilities	6,148	5,971
Total current liabilities	85,503	79,526
OMIDRIA royalty obligation, non-current	178,082	195,612
Convertible senior notes, non-current, net	63,474	97,178
Term debt, non-current	87,313	69,405
Lease liabilities, non-current	10,381	13,466
Other accrued liabilities, non-current	4,501	4,501
Shareholders’ deficit:
Common stock and additional paid-in capital	740,544	727,736
Accumulated deficit	(969,229)	(910,345)
Total shareholders’ deficit	(228,685)	(182,609)
Total liabilities and shareholders’ deficit	$200,569	$277,079